Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS FIRST QUARTER FISCAL 2009 RESULTS

SAN FRANCISCO, CA (April 29, 2009) — Bare Escentuals, Inc. (Nasdaq: BARE) today announced financial results for the first quarter ended March 29, 2009.

Net sales for the first quarter of fiscal 2009 were $124.3 million, a decrease of 11% from $140.4 million in the same period last year. Net income for the first quarter of fiscal 2009 was $16.7 million, or $0.18 per diluted share, compared to $25.8 million, or $0.28 per diluted share, in the first quarter of fiscal 2008.

“As anticipated, the economic environment remained challenging in the first quarter, manifesting in sharp inventory de-stocking among our key retail partners which impacted our first quarter financial results. In this environment, we are focused on managing our business as diligently and prudently as we can while continuing to improve upon the customer experience,” said Leslie Blodgett, Chief Executive Officer. “While expense management will remain top-of-mind at Bare Escentuals, we are equally committed to building on our strong brand heritage through strategic investments in new product introductions, customer acquisition and distribution expansion that will position us for long term success.”

Conference Call

Bare Escentuals, Inc. will host a conference call today, April 29, 2009 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call will be hosted by Leslie Blodgett, Chief Executive Officer, and Myles McCormick, Chief Operating Officer and Chief Financial Officer, and will be broadcast live over the Internet and will be accessible through the Investor Relations section of the Company’s website at http://ir.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at http://ir.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the leading prestige cosmetic companies in the United States and an innovator in mineral-based cosmetics. The company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals, Buxom and md formulations brands worldwide.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations, the impact of our restructuring and estimates of our financial results and capital expenditures for future periods. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “expect,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are also intended to identify forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to, changes in general economic or market conditions, including the adverse effects of a challenging and potentially worsening consumer and retail environment; our dependence on sales of our mineral-based foundation; our dependence on significant customers with whom we do not have long-term purchase commitments; the highly competitive nature of the beauty industry, and the adverse consequences if we are unable to compete effectively; the possibility that we might not manage our growth effectively or sustain our growth or profitability; the possibility that we might not be able to retain key executives and other personnel and recruit additional executives and personnel; the possibility that we might not be able to open and operate new boutiques successfully; our dependence on our suppliers to produce and deliver our products in a timely and cost-effective manner; the possibility that our media spending might not result in increased net sales or generate the levels of product and brand name awareness we desire; the possibility that we may be unable to repay or refinance our indebtedness, which was $237.6 million as of March 29, 2009; and other risk factors detailed in our most recently filed Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Eric C. Wong
Bare Escentuals, Inc.
(415) 489-5000

Laura Foster / Christine Gleim
ICR, Inc.
Laura.foster@icrinc.com; christine.gleim@icrinc.com
(310) 954-1100

BARE ESCENTUALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except percentages and per share data)

(Unaudited)

	Three months ended
	March 29, 2009		March 30, 2008
Sales, net	$124,253	100.0%	$140,358	100.0%
Cost of goods sold	33,337	26.8	38,657	27.5

Gross profit	90,916	73.2	101,701	72.5
Expenses:
Selling, general and administrative	54,062	43.5	50,464	35.9
Depreciation and amortization	4,094	3.3	2,621	1.9
Stock-based compensation	1,471	1.2	1,912	1.4

Operating income	31,289	25.2	46,704	33.3
Interest expense	(2,789)	(2.2)	(4,644)	(3.3)
Other income (expense), net	(438)	(0.4)	707	0.5

Income before provision for income taxes	28,062	22.6	42,767	30.5
Provision for income taxes	11,373	9.2	16,984	12.1

Net income	$16,689	13.4%	$25,783	18.4%

Net income per share:
Basic	$0.18		$0.28

Diluted	$0.18		$0.28

Weighted-average shares used in per share calculations:
Basic	91,687		91,260

Diluted	92,876		93,277

BARE ESCENTUALS, INC.

NET SALES BY BUSINESS SEGMENT

(in thousands, except percentages)

(Unaudited)

	Three months ended
	March 29, 2009		March 30, 2008
North America Retail	$73,209	58.9%	$78,042	55.6%
North America Direct To Consumer	35,170	28.3	48,248	34.4
International	15,874	12.8	14,068	10.0

Sales, net	$124,253	100.0%	$140,358	100.0%

BARE ESCENTUALS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 29, 2009	December 28, 2008*	March 30, 2008
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$61,307	$47,974	$37,662
Inventories	87,729	92,576	69,569
Accounts receivable, net of allowances	32,473	42,304	37,846
Total current assets	204,240	203,167	161,656
Total assets	302,837	299,781	235,930
Accounts payable	11,248	16,534	25,406
Accrued liabilities	16,897	20,260	17,696
Total current liabilities	45,361	57,063	62,556
Current portion of long-term debt	17,216	17,216	17,216
Long-term debt	220,364	223,808	234,137
Total stockholders’ equity (deficit)	$18,306	$(308)	$(76,383)

* - The balance sheet data was derived from the audited consolidated balance sheet at December 28, 2008 included in the Company’s filing on Form 10-K.